Exhibit 99.1

[NetRatings Logo]

Contacts:
US Media and Investors:                          International Media:
Susan Hickey                                     Lucy Green
NetRatings, Inc.                                 NetRatings, Inc.
1-212-703-5909                                   + 44 (0) 7734 126750
shickey@netratings.com                           lgreen@intl.netratings.com



                        NETRATINGS TO ACQUIRE REDSHERIFF

                      Expands Nielsen//NetRatings' Presence
              in Site-Centric Internet Audience Measurement Market

     New York, Dec. 22, 2003 - NetRatings, Inc. (NASDAQ: NTRT), the global standard for Internet audience measurement and analysis, today announced that it has acquired a majority interest in RedSheriff, a global leader in site-centric-based Internet audience measurement. The transaction extends Nielsen//NetRatings' leadership in the media and market research sector and positions the company to satisfy industry demand for integrated panel-centric and site-centric services for Internet audience measurement solutions.

     "We are delighted to be adding RedSheriff's market-leading product suite to the Nielsen//NetRatings product portfolio," said William Pulver, president and CEO, NetRatings. "Our clients have been calling for increased clarity around the metrics provided by panel-centric and site-centric research to support the growth of online advertising. Nielsen//NetRatings, with a track record of providing high quality and innovative panel-based solutions, and RedSheriff, with a heritage of delivering advanced insights based on patented page-tagging technology, are uniquely positioned to support the needs of the industry. We expect this transaction to be accretive in 2004 and look forward to welcoming RedSheriff employees and clients into our organization."


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     Under the terms of the agreement signed by NetRatings and RedSheriff's majority shareholder, Morgan Grenfell Private Equity Limited, as manager of various funds of Deutsche Equity Partners IV (MGPE), NetRatings has acquired MGPE's 58 percent stake in RedSheriff for approximately $12 million in cash. RedSheriff's shareholders agreement requires NetRatings to offer to purchase all remaining RedSheriff shares through a process expected to extend through the end of January 2004. NetRatings anticipates purchasing additional shares and is prepared to acquire 100 percent of the company.

     With headquarters in New York and Sydney, RedSheriff counts more than 500 companies as clients for its products and services, which include:

     - Customer Intelligence: a browser-based audience measurement tool that provides publishers of all sizes with robust data pertaining to their site or network of sites

     - Market Intelligence: census-based rankings that provide insight into a company's positioning within the industry and relative to its competitors

     - Research and Consulting: customized research, analysis and consultation to provide feedback on a company's Web site

RedSheriff has 63 employees and 12-month trailing revenues of approximately $7.5 million through Sept. 30, 2003.

     RedSheriff's CEO Richard Webb commented, "RedSheriff is excited to be joining Nielsen//NetRatings with whom we share a common entrepreneurial spirit and a history of innovation in Internet audience measurement. Nielsen//NetRatings' comprehensive product set, innovative methodologies and strong financial position provide RedSheriff with an outstanding platform for continued growth. I am confident that our clients and employees will benefit from this transaction."

     This addition to the Nielsen//NetRatings product offering demonstrates NetRatings' commitment to utilizing high quality technologies and methodologies to provide the most accurate


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and reliable Internet audience measures to clients and the marketplace. The advantages of site-centric based methodology include:

     - Census-level page-view and visitor counts based on measurement of all access locations and devices, including home, work, schools, cyber cafes, and wireless, shared and PDA devices

     -    A rich reservoir of Web analytics data

     - Applications relevant to all Web site operators, including those with smaller audiences

     -    Cost-effective entry into new countries and smaller markets

     -    Real-time data delivery options

     Graham Thomas, director of Morgan Grenfell Private Equity Limited, added, "Richard Webb and the entire team have done an outstanding job of building RedSheriff from a fledging start-up to a global company with a track record of impressive growth. We are pleased with this transaction and optimistic that, as part of the Nielsen//NetRatings organization, RedSheriff clients and employees are positioned for a strong future."

About NetRatings
NetRatings, Inc. (Nasdaq: NTRT) provides the Nielsen//NetRatings services, the global standard for Internet audience measurement and analysis. Nielsen//NetRatings enables its customers to make informed business-critical decisions regarding their Internet strategies with its technology driven products and services, which include the Nielsen//NetRatings NetView Internet audience measurement service, AdRelevance and LemonAd online advertising intelligence, @Plan Web user lifestyle, demographic and product brand preferences data, WebRF, an Internet reach and frequency planning tool, and custom data, research and analysis. For more information, please visit www.nielsen-netratings.com.

Safe Harbor Statement
This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expressed in any such forward-looking statements. Information about potential factors that may affect NetRatings' business and financial results is included in its annual report on Form 10-K for the fiscal year ended December 31, 2002 and its quarterly reports on Form 10-Q, including, without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Our Performance." Each of these documents is on file with the SEC and is available free of charge. Readers of this press release are referred to such filings. The forward-looking statements herein speak only as of the date of this press release. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

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